EXHIBIT 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION SEPTEMBER SALES UP 2.5 PERCENT

MINNEAPOLIS, October 8, 2008 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended October 4, 2008 increased 2.5 percent to $5,320 million from $5,190 million for the five weeks ended October 6, 2007. On this same basis, September comparable store sales declined 3.0 percent.

“Sales for the month of September were below our expectations, reflecting continued daily volatility,” said Gregg Steinhafel, president and chief executive officer of Target Corporation. “Challenges in the current environment, including weak top-line growth in our retail segment and higher net write-off rates in our credit card segment, have increased the likelihood that our third quarter EPS may be slightly below the current First Call median estimate of 52 cents. On balance, we currently expect 2008 full year earnings per share to meet or exceed last year’s full-year EPS of $3.33.”

This outlook for 2008 EPS assumes essentially flat year-over-year same store sales in the fourth quarter and a continuation of recent write-off rate trends through the remainder of this year. All earnings per share figures refer to diluted earnings per share.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
September	$5,320	2.5	(3.0)	1.2

Quarter-to-date	$10,172	2.8	(2.6)	3.5

Year-to-date	$39,445	4.7	(1.1)	4.3

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, November 6, 2008. These recordings may be accessed by calling 612-761-6500.

Forward-looking statements in this release regarding expected earnings per share results should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s first quarter 2008 Form 10-Q.

Target Corporation’s retail segment includes large, general merchandise and food discount stores, and a fully integrated on-line business called Target.com. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,685 Target stores in 48 states.

Target Corporation news releases are available at www.target.com.

Contact:

John Hulbert

(612) 761-6627

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